Exhibit 10.7(c)

PERFORMANCE-BASED CASH AWARD

ISSUED UNDER

RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2012 TERMS AND CONDITIONS

The following terms and conditions apply to the 2012 performance-based cash awards (the “PBCAs”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”), as specified in the Performance-Based Cash Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the PBCA, including the Participant’s target cash opportunity, are set forth in the Notification. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the PBCAs in accordance with the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.	General. Each PBCA represents the right to receive a cash payment on a future date based upon the attainment of certain financial performance goals and continued employment, on the terms and conditions set forth herein, in the Notification and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”). A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in any other Award Document, the terms and conditions of the Plan shall govern. It is intended that the PBCAs qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

The terms and conditions contained herein may be amended by the Committee as permitted by the Plan; none of the terms and conditions of the PBCAs may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of his or her PBCAs and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the PBCAs shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan.

2.	Financial Performance Goals.

The Company’s TSR Percentile (as defined in Section 12(f)) will be measured with respect to each Performance Period, and the right to the PBCA will accrue based on the following schedule:

Company’s TSR Percentile	Accrual Percentage
66th or greater	125%
50th	100%
33rd	25%
less than 33rd	0%

If the Company’s TSR Percentile falls between the measuring points on the foregoing schedule, the Accrual Percentage for such Performance Period will be determined proportionally between the measuring points.

3.	Payment of Award. Provided that the Participant remained continuously employed through the end of the Three-Year Performance Period (but subject to Section 4 below), a cash payment equal to the Accrued PBCA, less applicable withholding taxes, will be made to the Participant. Such payment will be made as soon as practicable after the Committee has approved the Company’s TSR Percentile for the Third Performance Period on or following January 1, 2015, provided that in no event shall the payment be made after March 15, 2015, unless administratively impracticable to do so.

4.	Termination of PBCAs; Forfeiture. The PBCAs will be cancelled upon the termination of the Participant’s employment with the Company and its Subsidiaries as described below.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary: Except as provided in subsection (b) below, upon any termination of a Participant’s employment with the Company and its Subsidiaries prior to the end of the Three-Year Performance Period, all outstanding PBCAs, whether or not accrued, will be forfeited and the Participant will not have any right to any payment in respect thereof. In addition, even if a Participant remains employed through the end of the Three-Year Performance Period, if the Participant’s employment is subsequently terminated by the Company or a Subsidiary for Cause, the right to any payment shall be forfeited, and the Company shall have the right to reclaim and receive from the Participant any payment in respect of PBCAs made to the Participant pursuant to Section 3 within the one year period before the date of the Participant’s termination of employment.

(b)	Termination by reason of Death, Disability or Retirement: If a Participant’s employment terminates due to death, Disability or Retirement prior to the end of the Three-Year Performance Period, the Participant (or his or her Beneficiary, in the event of death) will be entitled to receive a pro-rata portion of the cash payment that would have been paid pursuant to Section 3 had the Participant remained employed through the end of the Three-Year Performance Period, based on the number of days during the Three-Year Performance Period that the Participant is considered to be an active employee as determined by the Company, payable at the time and manner specified in Section 3 above.

(c)	Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all cash paid to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment.

5.

Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control which occurs during the Performance Period, immediately prior to any such Change of Control, each Participant shall be entitled to a cash payment equal to the sum of (a) with respect to each completed Performance Period, the Accrued PBCA at the time of the Change of Control, and (b) with respect to each uncompleted Performance Period, the amount that would have become Accrued PBCA at the end of each such Performance Period had the Company’s TSR Percentile been at the 50th percentile. Such cash payment shall be made within 30 days following the Change of Control; provided that such Change of Control constitutes a change “in ownership” or “effective control” or a change in the “ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the rulings and regulations issued thereunder (any such transaction, a “409A Compliant COC”). In the event that such Change of Control does not constitute a 409A Compliant COC (any such transaction, a “Non-409A Compliant COC”), to the extent that the Accrued PBCA is no longer subject to a substantial risk of forfeiture, the Accrued PBCA will be converted into a right to receive a cash payment. Such cash payment will be distributed to the Participant on the earlier of the otherwise applicable distribution date set forth in Section 3 above and the Participant’s separation from service

(as defined by Section 409A of the Code).

To the extent (i) a Participant’s employment was terminated by the Company other than for Cause or Disability within the 12 months prior to the date on which the Change of Control occurred, (ii) during such 12 month period the Participant did not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, then upon the Change of Control, the Participant will become entitled to a cash payment equal to the cash payment to which the Participant would otherwise have been entitled pursuant to the preceding paragraph on the date of the Change of Control if the Participant’s employment had continued until the date of the Change of Control. In the event of a 409A Compliant COC, such cash payment will be made in a lump sum on the date on which the Change of Control occurs. In the event a Non-409A Compliant COC occurs, the cash payment will be distributed to the Participant on the first anniversary of the Participant’s separation from service.

In the event of a Non-409A Compliant COC, then immediately prior to or in connection with the consummation of the Change of Control, the Company shall pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts as are required in order to fully pay the amounts payable pursuant to this Section 5 or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all amounts payable pursuant to this Section 5 shall be paid out of the Trust(s); provided, however, that the Company shall retain liability for and pay the applicable Participant any amounts or provide for such other benefits due the Participant under the Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required, or in the event that the Trustee fails to make timely payment.

6.	U.S. Federal, State and Local Income Tax Withholding. Any payment made pursuant to the PBCAs will be taxable to the Participant when paid as ordinary income, subject to wage-based withholding and reporting. The Company will satisfy this withholding obligation by reducing the cash to be paid in an amount sufficient to satisfy the withholding obligations. However, if the cash is paid with performance-based restricted stock (“PBRSRs”), the amount of the cash to be paid may be further reduced in an amount sufficient to satisfy the PBRSR withholding obligations due (based on the Fair Market Value of the Shares on the vesting date for the related PBRSRs). This Section 6 shall only apply with respect to the Company’s U.S. federal, state and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.	Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board of Directors, officer, or employee of the Company arising out of or in connection with the PBCAs or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The PBCAs and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

8.

No Employment Right. Neither the grant of the PBCAs nor any action taken hereunder shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant PBCAs hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

9.	No Assignment. A Participant’s rights and interest under the PBCAs may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the PBCAs or the Award Documents.

10.	Unfunded Plan. Any amounts owed under the PBCAs shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any earned amounts.

11.	Definitions.

(a)	“Accrual Percentage” means the percentage of the PBCAs that accrue at the end of each Performance Period pursuant to Section 2.

(b)	“Accrued PBCA” means the sum, for each Performance Period, of the Accrual Percentage for each Performance Period times one-third of the dollar amount specified in the Notification.

(c)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the PBCAs. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(d)	“Company TSR” means the Company’s Total Shareholder Return for a Performance Period.

(e)	“Company’s TSR Percentile” means, for any Performance Period, the percentile measured on the last trading day of the Performance Period in which the Company TSR falls as compared to the Total Shareholder Return of the companies included in the S&P 500 Composite Index as of the last trading day of such Performance Period. The Company’s TSR Percentile will be approved by the Committee as soon as practicable following the end of each Performance Period.

(f)	“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(g)	“First Performance Period” means the period from January 1, 2012 through December 31, 2012.

(h)	“Performance Period” means the First Performance Period, the Second Performance

Period, or Third Performance Period, as applicable.

(i)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement;

(ii)	the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(j)	“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(k)	“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

(l)	“Second Performance Period” means the period from January 1, 2012 through December 31, 2013.

(m)	“Third Performance Period” means the period from January 1, 2012 through December 31, 2014.

(n)	“Three-Year Performance Period” means the period from January 1, 2012 through December 31, 2014.

(o)	“Total Shareholder Return” means the percentage change in the closing stock price from the immediately preceding trading day prior to the first day of the Performance Period through the last day of the applicable Performance Period (or immediately preceding trading day if such day is not a trading day) assuming reinvestment of dividends on the ex-dividend date.

12.	Other Benefits. No amount accrued or paid under the PBCAs shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.